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                                                                  Exhibit 10.30





                              COLLOCATION AGREEMENT

                                 BY AND BETWEEN

                       BELLSOUTH TELECOMMUNICATIONS, INC.

                                       AND


                                  PATHNET, INC.





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                         BELLSOUTH PHYSICAL COLLOCATION
                                MASTER AGREEMENT

THIS AGREEMENT, made this 29 day of July, 1999, by and between BellSouth Telecommunications, Inc., ("BellSouth") a corporation organized and existing under the laws of the State of Georgia, and Pathnet, Inc., ("Pathnet") a (corporation) organized and existing under the laws of Delaware;

                               W I T N E S S E T H

            WHEREAS, Pathnet is a telecommunications carrier and wishes to occupy BellSouth Central Office Collocation Space as defined herein for the purpose of interconnection to BellSouth's facilities;

            WHEREAS, BellSouth has space available in its Central Office(s) which Pathnet desires to utilize; and

            WHEREAS, BellSouth is willing to make such space available to Pathnet within its Central Office(s) subject to all terms and conditions of this Agreement;

            NOW THEREFORE, in consideration of the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:


1.          SCOPE OF AGREEMENT

            1.1 Scope of Agreement. The rates, terms, and conditions contained within this Agreement shall only apply when Pathnet is occupying the collocation space as a sole occupant or as a Host pursuant to Section 4.

            1.2 Right to occupy. Subject to Section 4 of this Agreement, BellSouth hereby grants to Pathnet a right to occupy that certain area designated by BellSouth within a BellSouth central office premises, of a size which is specified by Pathnet and agreed to by BellSouth (hereinafter "Collocation Space"). Notwithstanding the foregoing, BellSouth shall consider in its designation for cageless collocation any unused space within the BellSouth central office premises. The size specified by Pathnet may contemplate a request for space sufficient to accommodate Pathnet's growth within a two year period unless otherwise agreed to by the Parties.

                  1.2.1 Space Reclamation. In the event of space exhaust within a central office premises, Pathnet may be required to release space to BellSouth to be allocated to other physical collocation applicants when a minimum of fifty percent of the total amount of space in Pathnet's collocation arrangement is not being utilized within the first year of operation, or 100% of the total amount of space by the end of the second year of operation. Pathnet will first have the option of subleasing any amount of space not being utilized pursuant to this sub-Section in lieu of releasing space to BellSouth.

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            1.3   Use of Space. Pathnet shall use the Collocation Space for the purposes of installing, maintaining and operating Pathnet's equipment (to include testing and monitoring equipment) used or useful primarily to interconnect with BellSouth services and facilities, including access to unbundled network elements, for the provision of telecommunications services. Pursuant to Section 5 following, Pathnet may at its option, place Pathnet-owned fiber entrance facilities to the Collocation Space. In addition to, and not in lieu of, interconnection to BellSouth services and facilities, Pathnet may connect to other interconnectors within the designated BellSouth Central Office (including to its other virtual or physical collocated arrangements) through co-carrier cross connect facilities designated by Pathnet pursuant to section
5.6 following. The Collocation Space may be used for no other purposes except as specifically described herein or authorized in writing by BellSouth.

            1.4 Rates and charges. Pathnet agrees to pay the rates and charges identified at Exhibit A attached hereto.

            1.5 Term. The term of this Agreement shall be for an initial period of two (2) years, beginning on the Agreement date stated above and ending two (2) years later on the month and day corresponding to such date. This agreement shall become the collocation section of an interconnection agreement that may be negotiated pursuant to the Communications Act of 1934 as amended by the Communications Act of 1996, if in fact that interconnection agreement is requested by Pathnet and provided that such interconnection agreement is executed prior to the expiration of the term of this Agreement.

2.          SPACE NOTIFICATION

            2.1 Availability of Space. Upon submission of an application pursuant to Section 6, BellSouth will permit Pathnet to physically collocate, pursuant to the terms of this Agreement, at any BellSouth central office premises, unless BellSouth has determined that there is no space available due to space limitations or no space available due to technical infeasibility. BellSouth will respond to an application within ten (10) business days as to whether space is available or not available within a BellSouth central office premises.

            2.2 Reporting. Upon request from Pathnet, BellSouth will provide a written report specifying the amount of collocation space available at the central office premises requested, the number of collocators present at the central office premises, any modifications in the use of the space since the last report or the central office premises requested and the measures BellSouth is taking to make additional space available for collocation arrangements.

                  2.2.1 The request from Pathnet must be written and must include the central office premises and Common Language Location Identification
(CLLI) code of the central office premises. Such information regarding central office premises and CLLI code is located in the National Exchange Carriers Association (NECA) Tariff FCC No. 4.

                  2.2.2 BellSouth will respond to a request for a particular Central Office location within ten (10) business days of receipt of such request. BellSouth will make best efforts to respond in ten (10) business days to such a request when the request includes up to and including five (5) Central Office locations within the same state. The response time for requests of more than five (5) shall be negotiated between the Parties. If BellSouth cannot meet the ten business day response time, BellSouth shall notify Pathnet and inform Pathnet of the time frame



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under which it can respond and provide such information to Pathnet as it becomes available to BellSouth on a site by site basis.

            2.3 Denial of Application. After notifying Pathnet that BellSouth has no available space in the requested Central Office ("Denial of Application"), BellSouth will allow Pathnet, upon request, to tour the entire Central Office within ten (10) business days of such Denial of Application. In order to schedule said tour within ten (10) business days, the request for a tour of the Central Office must be received by BellSouth within five (5) business days of the Denial of Application.

            2.4 Filing of Petition for Waiver. Upon Denial of Application BellSouth will timely file a petition with the Commission pursuant to 47 U.S.C.
Section 251(c)(6).

            2.5 Waiting List. On a first come first served basis, BellSouth will maintain a waiting list of requesting carriers who have either received a Denial of Application or, where it is publicly known that the central office premises is out of space, have submitted a Letter of Intent to collocate. BellSouth will notify the telecommunications carriers on the waiting list when space becomes available according to how much space becomes available and the position of telecommunications carrier on said waiting list. Upon request BellSouth will advise Pathnet as to its position on the list.

            2.6 Public Notification. BellSouth will maintain on its Interconnection Services website a notification document that will indicate all central office premises that are without available space. BellSouth shall update such document within ten (10) business days of the Denial of Application date. BellSouth will also post a document on its Interconnection Services website that contains a general notice where space has become available in a Central Office previously on the space exhaust list. BellSouth shall allocate said available space pursuant to the waiting list referenced in Section 2.5.

            2.7 State Agency Procedures. Notwithstanding the foregoing, should any state regulatory agency impose a procedure different than procedures set forth in this section, that procedure shall supersede the requirements set forth herein.


3.          COLLOCATION OPTIONS

            3.1 Cageless. Except where local building code does not allow cageless collocation, BellSouth shall allow Pathnet to collocate Pathnet's equipment and facilities without requiring the construction of a cage or similar structure and without requiring the creation of a separate entrance to the Collocation Space. BellSouth shall allow Pathnet to have direct access to its equipment and facilities but may require Pathnet to use a central entrance to the BellSouth Central Office. BellSouth shall make cageless collocation available in single bay increments pursuant to Section 7. Except where Pathnet's equipment requires special technical considerations (e.g., special cable racking, isolated ground plane), BellSouth shall assign cageless Collocation Space in conventional equipment rack lineups where feasible. For equipment requiring special technical considerations, Pathnet must provide the equipment layout, including spatial dimensions for such equipment pursuant to generic requirements contained in BellCore (Telcordia) GR-63-Core and shall be responsible for constructing all



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special technical requirements associated with such equipment pursuant to
Section 6.5 following.

            3.2 Cages and Adjacent Arrangement Enclosures. BellSouth shall authorize the enclosure of Pathnet's equipment and facilities at Pathnet's option or if required by local building code. Pathnet must arrange with a BellSouth certified contractor to construct a collocation arrangement enclosure in accordance with BellSouth's guidelines and specifications and at its sole expense. BellSouth will provide guidelines and specifications upon request. Where local building codes require enclosure specifications more stringent than BellSouth's standard enclosure specification, Pathnet and Pathnet's BellSouth certified contractor must comply with local building code requirements. Pathnet's BellSouth certified contractor shall be responsible for filing and receiving any and all necessary permits and/or licenses for such construction. The Certified Vendor shall bill Pathnet directly for all work performed for Pathnet pursuant to this Agreement and BellSouth shall have no liability for nor responsibility to pay such charges imposed by the Certified Vendor. Pathnet must provide the local BellSouth building contact with two Access Keys used to enter the locked enclosure. Except in case of emergency, BellSouth will not access Pathnet's locked enclosure prior to notifying Pathnet.

                  3.2.1 BellSouth has the right to review Pathnet's plans and specifications prior to allowing construction to start. BellSouth has the right to inspect the enclosure after construction to make sure it is designed and constructed according to BellSouth's guidelines and specifications and to require Pathnet to remove or correct at Pathnet's cost any structure that does not meet these standards.

            3.3 Shared (Subleased) Caged Collocation. Pathnet may allow other telecommunications carriers to share Pathnet's caged collocation arrangement pursuant to terms and conditions agreed to by Pathnet ("Host") and other telecommunications carriers ("Guests") and pursuant to this section with the following exceptions: (1) where local building code does not allow Shared (Subleased) Caged Collocation and (2) where the BellSouth central office premises is located within a leased space and BellSouth is prohibited by said lease from offering such an option,. The terms and conditions of the agreement between the Host and its Guests shall be written and a copy provided to the BellSouth contact specified in Section 15 within ten (10) business days of its execution and prior to any Firm Order. Further, said agreement shall incorporate by reference the rates, terms, and conditions of this Agreement between BellSouth and Pathnet.

                  3.3.1 Pathnet shall be the sole interface and responsible party to BellSouth for the purpose of submitting applications for initial and additional equipment placements of Guest; for assessment of rates and charges contained within this Agreement; and for the purposes of ensuring that the safety and security requirements of this Agreement are fully complied with by the Guest, its employees and agents. The initial Guest application shall require the assessment of an Application Fee, as set forth in Exhibit A. Notwithstanding the foregoing, Guest may arrange directly with BellSouth for the provision of the interconnecting facilities between BellSouth and Guest and for the provisions of the services and access to unbundled network elements.

                  3.3.2 Pathnet shall indemnify and hold harmless BellSouth from any and all claims, actions, causes of action, of whatever kind or nature arising out of the presence of Pathnet's Guests in the Collocation Space.

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            3.4   Adjacent Collocation. BellSouth will provide adjacent
collocation arrangements ("Adjacent Arrangement") where space within the Central Office is legitimately exhausted, subject to technical feasibility, where the Adjacent Arrangement does not interfere with access to existing or planned structures or facilities on the Central Office property and where permitted by zoning and other applicable state and local regulations. The Adjacent Arrangement shall be constructed or procured by Pathnet and in conformance with BellSouth's design and construction specifications. Further, Pathnet shall construct, procure, maintain and operate said Adjacent Arrangement(s) pursuant to all of the terms and conditions set forth in this Agreement. Rates shall be negotiated at the time of the request for Adjacent Collocation.

                  3.4.1 Should Pathnet elect such option, Pathnet must arrange with a BellSouth certified contractor to construct an Adjacent Arrangement structure in accordance with BellSouth's guidelines and specifications. BellSouth will provide guidelines and specifications upon request. Where local building codes require enclosure specifications more stringent than BellSouth's standard specification, Pathnet and Pathnet's contractor must comply with local building code requirements. Pathnet's contractor shall be responsible for filing and receiving any and all necessary zoning, permits and/or licenses for such construction. Pathnet's BellSouth Certified Vendor shall bill Pathnet directly for all work performed for Pathnet pursuant to this Agreement and BellSouth shall have no liability for nor responsibility to pay such charges imposed by the Certified Vendor. Pathnet must provide the local BellSouth building contact with two cards, keys or other access device used to enter the locked enclosure. Except in cases of emergency, BellSouth shall not access Pathnet's locked enclosure prior to notifying Pathnet.

                  3.4.2 BellSouth maintains the right to review Pathnet's plans and specifications prior to construction of an Adjacent Arrangement(s). BellSouth may inspect the Adjacent Arrangement(s) following construction and prior to commencement, as defined in Section 4.1 following, to ensure the design and construction comply with BellSouth's guidelines and specifications. BellSouth may require Pathnet, at Pathnet's sole cost, to correct any deviations from BellSouth's guidelines and specifications found during such inspection(s), up to and including removal of the Adjacent Arrangement, within five (5) business days of BellSouth's inspection, unless the Parties mutually agree to an alternative time frame.

                  3.4.3 Pathnet shall provide a concrete pad, the structure housing the arrangement, HVAC, lighting, and all facilities that connect the structure (i.e. racking, conduits, etc.) to the BellSouth point of interconnection. At Pathnet's option, BellSouth shall provide an AC power source and access to physical collocation services and facilities subject to the same nondiscriminatory requirements as applicable to any other physical collocation arrangement.

                  3.4.4 BellSouth shall allow Shared (Subleased) Caged Collocation within an Adjacent Arrangement pursuant to the terms and conditions set forth in Section 3.3 proceeding.

                  3.5 Microwave Collocation. Bell South will provide to Pathnet Microwave Collocation and appropriate entrance facilities pursuant to Attachment A of this Agreement.


4.          OCCUPANCY



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            4.1   Commencement Date. The "Commencement Date" shall be the day
Pathnet's equipment becomes operational as described in Article 4.2, following.

            4.2 Occupancy. BellSouth will notify Pathnet in writing that the Collocation Space is ready for occupancy. Pathnet must place operational telecommunications equipment in the Collocation Space and connect with BellSouth's network within one hundred eighty (180) days after receipt of such notice. Pathnet must notify BellSouth in writing that collocation equipment installation is complete and is operational with BellSouth's network. BellSouth may, at its option, not accept orders for interconnected service until receipt of such notice. If Pathnet fails to place operational telecommunications equipment in the Collocation Space within 180 calendar days and such failure continues for a period of thirty (30) days after receipt of written notice from BellSouth and the reason for such failure to connect with BellSouth during such time frame is not due to any actions or in-actions on the part of BellSouth, then and in that event Pathnet's right to occupy the Collocation Space terminates and BellSouth shall have no further obligations to Pathnet with respect to said Collocation Space. Termination of Pathnet's rights to the Collocation Space pursuant to this paragraph shall not operate to release Pathnet from its obligation to reimburse BellSouth for all costs reasonably incurred by BellSouth in preparing the Collocation Space, but rather such obligation shall survive this Agreement. For purposes of this paragraph, Pathnet's telecommunications equipment will be deemed operational when cross-connected to BellSouth's network for the purpose of service provision.

            4.3 Termination. Except where otherwise agreed to by the Parties, Pathnet may terminate occupancy in a particular Collocation Space upon thirty
(30) days prior written notice to BellSouth. Upon termination of such occupancy, Pathnet at its expense shall remove its equipment and other property from the Collocation Space. Pathnet shall have thirty (30) days from the termination date to complete such removal, including the removal of all equipment and facilities of Pathnet's Guests; provided, however, that Pathnet shall continue payment of monthly fees to BellSouth until such date as Pathnet has fully vacated the Collocation Space. Should Pathnet fail to vacate the Collocation Space within thirty (30) days from the termination date, BellSouth shall have the right to remove the equipment and other property of Pathnet at Pathnet's expense and with no liability for damage or injury to Pathnet's property unless caused by the gross negligence or intentional misconduct of BellSouth. Upon expiration of this Agreement, Pathnet shall surrender the Collocation Space to BellSouth in the same condition as when first occupied by the Pathnet except for ordinary wear and tear. Pathnet shall be responsible for the cost of removing any enclosure, together with all support structures (e.g., racking, conduits), of an Adjacent Collocation arrangement at the termination of occupancy and restoring the grounds to their original condition.


5.          USE OF COLLOCATION SPACE

            5.1 Equipment Type. BellSouth permits the collocation of any type of equipment used or useful for interconnection to BellSouth's network or for access to unbundled network elements in the provision of telecommunications services. Such equipment used or useful for interconnection and access to unbundled network elements includes, but is not limited to transmission equipment including, but not limited to, optical terminating equipment and multiplexers, and digital subscriber line access multiplexers, routers, asyncronous transfer mode multiplexers, and remote switching modules. Nothing in this section requires BellSouth to permit collocation of equipment used solely to provide enhanced services; provided, however, that



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BellSouth may not place any limitations on the ability of requesting carriers to use all the features, functions, and capabilities of equipment collocated pursuant to this section. Microwave transmission equipment will be allowed in any physical collocation arrangement pursuant to Section 5.9 of this Agreement.

                  5.1.1 Such equipment must at a minimum meet the following BellCore (Telcordia) Network Equipment Building Systems (NEBS) General Equipment
Requirements: Criteria Level 1 requirements as outlined in the BellCore (Telcordia) Special Report SR-3580, Issue 1; equipment design spatial requirements per GR-63-CORE, Section 2; thermal heat dissipation per GR-063-CORE, Section 4, Criteria 77-79; acoustic noise per GR-063-CORE, Section 4, Criterion 128, and National Electric Code standards.

                  5.1.2 Pathnet shall not use the Collocation Space for marketing purposes nor shall it place any identifying signs or markings in the area surrounding the Collocation Space or on the grounds of the central office premises.

                  5.1.3 Pathnet shall place a plaque or other identification affixed to Pathnet's equipment necessary to identify Pathnet's equipment, including a list of emergency contacts with telephone numbers.

            5.2 Entrance Facilities. Pathnet may elect to place Pathnet-owned or Pathnet-leased fiber entrance facilities into the Collocation Space. BellSouth will designate the point of interconnection in close proximity to the Central Office building housing the Collocation Space, such as an entrance manhole or a cable vault which are physically accessible by both parties. Pathnet will provide and place fiber cable at the point of interconnection of sufficient length to be pulled through conduit and into the splice location. Pathnet will provide and install a sufficient length of fire retardant riser cable, to which the entrance cable will be spliced, which will extend from the splice location to the Pathnet's equipment in the Collocation Space. In the event Pathnet utilizes a non-metallic, riser-type entrance facility, a splice will not be required. Pathnet must contact BellSouth for instructions prior to placing the entrance facility cable in the manhole. Pathnet is responsible for maintenance of the entrance facilities. In the event Pathnet requests more than one (1) waveguide cable entry, BellSouth shall consider such entry(s) pursuant to sub-Section 5.2.1.

                  5.2.1 Dual Entrance. BellSouth will provide at least two interconnection points at each central office premises where there are at least two such interconnection points available and where capacity exists. Upon receipt of a request for physical collocation under this Agreement, BellSouth shall provide Pathnet with information regarding BellSouth's capacity to accommodate dual entrance facilities. If conduit in the serving manhole(s) or an existing wall penetration is available and is not reserved for another purpose for utilization within 12 months of the receipt of an application for collocation, BellSouth will make the requested conduit space or existing wall penetration available for installing a second entrance facility to Pathnet's arrangement. The location of the serving manhole(s) or existing wall penetration will be determined at the sole discretion of BellSouth. Where dual entrance is not available due to lack of capacity, BellSouth will so state in the Application Response.

                  5.2.2 Shared Use. Pathnet may utilize spare capacity on an existing Interconnector entrance facility for the purpose of providing an entrance facility to another Pathnet collocation arrangement within the same BellSouth Central Office. Pathnet must


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arrange with BellSouth for BellSouth to splice the utilized entrance facility capacity to Pathnet-provided riser cable.

            5.3 Splicing in the Entrance Manhole. Although not generally permitted, should Pathnet request a splice to occur in the entrance manhole(s), BellSouth, at its sole discretion, may grant such a request, provided that BellSouth will not unreasonably withhold approval of requests to make such a splice. When the request for a splice is granted to Pathnet by BellSouth, Pathnet shall ensure its employees or agents entering and/or performing work in the entrance manhole(s) are trained and comply with BellSouth procedures and OSHA requirements regarding access to manholes and that BellSouth personnel are notified and present for all entrances and work performed in the entrance manhole(s). Manhole covers shall be properly closed and secured at the conclusion of entry and/or work. Advance notification to BellSouth shall occur at a minimum of 48 hours prior to desired entry for normal work activities and at a minimum of 2 hours prior to desired entry in an out of service condition.

            5.4 Demarcation Point. BellSouth will designate the point(s) of interconnection between Pathnet's equipment and/or network and BellSouth's network. Each party will be responsible for maintenance and operation of all equipment/facilities on its side of the demarcation point. For 2-wire and 4-wire connections to BellSouth's network, the demarcation point shall be a common block on the BellSouth designated conventional distributing frame. Pathnet shall be responsible for providing, and Pathnet's BellSouth Certified Vendor shall be responsible for installing and properly labelling/stenciling, the common block, and necessary cabling pursuant to Section 6.4. For all other terminations BellSouth shall designate a demarcation point on a per arrangement basis. Pathnet or its agent must perform all required maintenance to equipment/facilities on its side of the demarcation point, pursuant to subsection 5.5, following, and may self-provision cross-connects that may be required within the collocation space to activate service requests. At Pathnet's option, a Point of Termination (POT) bay or frame may be placed in the Collocation Space.

            5.5 Pathnet's Equipment and Facilities. Pathnet, or if required by this Agreement, Pathnet's BellSouth certified vendor, is solely responsible for the design, engineering, installation, testing, provisioning, performance, monitoring, maintenance and repair of the equipment and facilities used by Pathnet. Such equipment and facilities may include but are not limited to cable(s); equipment; and point of termination connections.

            5.6 Co-Carrier Cross-connect. In addition to, and not in lieu of, obtaining interconnection with, or access to, BellSouth telecommunications services, unbundled network elements, and facilities, Pathnet may directly connect to other Interconnectors within the designated BellSouth Central Office (including to its other virtual or physical collocated arrangements) through facilities owned by Pathnet or through BellSouth facilities designated by Pathnet, at Pathnet's option. Such connections to other carriers may be made using either optical or electrical facilities. Pathnet may deploy such optical or electrical connections directly between its own facilities and the facilities of other Interconnector(s) without being routed through BellSouth equipment.

                  5.6.1 If Pathnet requests a co-Carrier cross-connect after the initial installation i.e., Pathnet must submit an application with a Subsequent Application Fee.Pathnet must use a Certified Vendor to place the co-Carrier cross connect, except in cases where the Pathnet equipment and the equipment of the other Interconnector are located within the same



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collocation area or are within contiguous collocation spaces. In cases where
Pathnet's equipment and the equipment of the other Interconnector are located in the same collocation area or are in contiguous collocation spaces, Pathnet will have the option to deploy the co-Carrier cross connects between the sets of equipment. Where cable support structure exists for such connection there will be a recurring charge per linear foot of support structure used. When cable support structures do not exist and must be constructed a non-recurring charge for the individual case will be assessed.

            5.7 Easement Space. From time to time BellSouth may require access to the Collocation Space. BellSouth retains the right to access such space for the purpose of making BellSouth equipment and building modifications (e.g., running, altering or removing racking, ducts, electrical wiring, HVAC, and cables). BellSouth will give reasonable notice to Pathnet when access to the Collocation Space is required. Pathnet may elect to be present whenever BellSouth performs work in the Collocation Space. The Parties agree that Pathnet will not bear any of the expense associated with this work.

            5.8 Access. Pursuant to Section 11, Pathnet shall have unencumbered access to the Collocation Space twenty-four (24) hours a day, seven
(7) days a week. Pathnet agrees to provide the name, social security number, and date of birth of each employee, contractor, or agents provided with Access Keys or cards ("Access Keys") prior to the issuance of said Access Keys. Access Keys shall not be duplicated under any circumstances. Pathnet agrees to be responsible for all Access Keys and for the return of all said Access Keys in the possession of Pathnet employees, contractors, Guests, or agents after termination of the employment relationship, contractual obligation with Pathnet or upon the termination of this Agreement or the termination of occupancy of an individual collocation arrangement.

                  5.8.1 Lost or Stolen Access Keys. Pathnet shall notify BellSouth in writing immediately in the case of lost or stolen Access Keys. Pathnet will pay BellSouth $250.00 per Access Key(s) lost or stolen. Should it become necessary for BellSouth to re-key buildings as a result of a lost Access Key(s) or for failure to return an Access Key(s), Pathnet shall pay for all reasonable costs associated with the re-keying.

            5.9 Interference or Impairment. Notwithstanding any other provisions of this Agreement, equipment and facilities placed in the Collocation Space shall not interfere with or impair service provided by BellSouth or by any other Interconnector located in the Central Office; shall not endanger or damage the facilities of BellSouth or of any other Interconnector, the Collocation Space, or the Central Office; shall not compromise the privacy of any communications carried in, from, or through the Central Office; and shall not create an unreasonable risk of injury or death to any individual or to the public. If BellSouth reasonably determines that any equipment or facilities of Pathnet violates the provisions of this paragraph, BellSouth shall give written notice to Pathnet, which notice shall direct Pathnet to cure the violation within forty-eight (48) hours of Pathnet's actual receipt of written notice or, at a minimum, to commence curative measures within 24 hours and to exercise reasonable diligence to complete such measures as soon as possible thereafter. After receipt of the notice, the parties agree to consult immediately and, if necessary, to inspect the arrangement. If Pathnet fails to take curative action within 48 hours or if the violation is of a character which poses an immediate and substantial threat of damage to property, injury or death to any person, or interference/impairment of the services provided by BellSouth or any other interconnector, then and only in that event BellSouth may take such action as it deems appropriate to correct the



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violation, including without limitation the interruption of electrical power to
Pathnet's equipment. BellSouth will endeavor, but is not required, to provide notice to Pathnet prior to taking such action and shall have no liability to Pathnet for any damages arising from such action, except to the extent that such action by BellSouth constitutes willful misconduct.

            5.10 Personalty and its Removal. Subject to requirements of this Agreement, Pathnet may place or install in or on the Collocation Space such facilities and equipment, including storage for and spare equipment, as it deems desirable for the conduct of business; Provided that such equipment is telecommunications equipment, does not violate floor loading requirements, imposes or could impose or contains or could contain environmental conditions or hazards. Personal property, facilities and equipment placed by Pathnet in the Collocation Space shall not become a part of the Collocation Space, even if nailed, screwed or otherwise fastened to the Collocation Space, but shall retain their status as personalty and may be removed by Pathnet at any time. Any damage caused to the Collocation Space by Pathnet's employees, agents or representatives during the removal of such property shall be promptly repaired by Pathnet at its expense.

            5.11 Alterations. In no case shall Pathnet or any person acting on behalf of Pathnet make any rearrangement, modification, improvement, addition, repair, or other alteration to the Collocation Space or the BellSouth Central Office without the written consent of BellSouth, which consent shall not be unreasonably withheld. The cost of any such specialized alterations shall be paid by Pathnet.

            5.12 Janitorial Service. Pathnet shall be responsible for the general upkeep and cleaning of the Caged Collocation Space and shall arrange directly with a BellSouth certified contractor for janitorial services. BellSouth shall provide a list of such contractors on a site-specific basis upon request.


6.          ORDERING AND PREPARATION OF COLLOCATION SPACE

            6.1 Application for Space. Pathnet shall submit an application document when Pathnet or Pathnet's Guest(s), as defined in Section 3.3, desires to request or modify the use of the Collocation Space.

                  6.1.1 Initial Application. For Pathnet or Pathnet's Guest(s) initial equipment placement, Pathnet shall submit to BellSouth a complete and accurate Application and Inquiry document (Bona Fide Application), together with payment of the Application Fee as stated in Exhibit A. The Bona Fide Application shall contain a detailed description and schematic drawing of the equipment to be placed in Pathnet's Collocation Space(s) and an estimate of the amount of square footage required.

                  6.1.2 Subsequent Application Fee. In the event Pathnet or Pathnet's Guest(s) desire to modify the use of the Collocation Space, Pathnet shall complete an Application document detailing all information regarding the mofidication to the Collocation Space together with payment of the minimum Subsequent Application Fee as stated in Exhibit A. Said minimum Subsequent Application Fee shall be considered a partial payment of the applicable Subsequent Application Fee which shall be calculated as set forth below. BellSouth shall determine what modifications, if any, to the Central Office premises are required to accommodate the change requested by Pathnet in the Application. Such necessary modifications to the Central Office premises may include but are not limited to, floor loading changes, changes necessary to meet HVAC requirements, changes to power plant requirements, and equipment additions. The fee paid by Pathnet for its request to modify the use of the Collocation Space shall be dependent upon the modification requested. Where the subsequent application does not require provisioning or construction work by BellSouth, no Subsequent Application Fee will be required and the pre-paid fee shall be refunded to Pathnet. The fee for an application where the modification requested has limited effect (e.g., does not require capital expenditure by BellSouth) shall be the Subsequent Application Fee as set forth in Exhibit A. All other modifications shall require a Subsequent Application Fee assessed at the applicable application fee. In the event such modifications require the assessment of a full Application Fee as set forth in Exhibit A, the outstanding balance shall be due by Pathnet within 30 calendar days following Pathnet's receipt of a bill or invoice from BellSouth.


            6.2 Application Response. In addition to the notice of space availability pursuant to Section 2.1, BellSouth will respond within ten (10) business days of receipt of an Application whether the Application is Bona Fide, and if it is not Bona Fide, the items necessary to cause the Application to become Bona Fide. When space has been determined to be available, BellSouth will provide a comprehensive written response within thirty (30) business days of receipt of a complete application. When multiple applications are submitted within a fifteen business day window, BellSouth will respond to the applications as soon as possible, but no later than the following: within thirty (30) business days for applications 1-5; within thirty-six (36) business days for applications 6-10; within forty-two (42) business days for applications 11-15. Response intervals for multiple applications submitted within the same timeframe for the same state in excess of 15 must be negotiated. All negotiations shall consider the total volume from all requests from telecommunications companies for collocation. The Application Response will detail whether the amount of space requested is available or if the amount of space requested is not available, the amount of space that is available. The response will also include the configuration of the space. When BellSouth's response includes an amount of space less than that requested by Pathnet or differently configured, Pathnet must amend its application to reflect the actual space available prior to submitting a Bona Fide Firm Order.

            6.3 Bona Fide Firm Order. Pathnet shall indicate its intent to proceed with equipment installation in a BellSouth Central Office by submitting a Bona Fide Firm Order to BellSouth. A Bona Fide Firm Order requires Pathnet to complete the Application/Inquiry process described in Subsection 6.1, preceding, and submit the Expanded Interconnection Bona Fide Firm Order document (BSTEI-1P-F) indicating acceptance of the written application response provided by BellSouth ("Bona Fide Firm Order") and all appropriate fees. The Bona Fide Firm Order must be received by BellSouth no later than thirty (30) calendar days after BellSouth's response to Pathnet's Application/Inquiry. If Pathnet makes changes to its application in light of BellSouth's written Application Response, BellSouth will be required to re-evaluate and respond to the change(s). In this event, BellSouth's provisioning interval will not start until the re-evaluation and response to the change(s) is complete and the Bona Fide Firm Order is received by BellSouth and all appropriate fees and duties have been executed. If BellSouth needs to reevaluate Pathnet's application as a result of changes requested by Pathnet to Pathnet's original application, then BellSouth will charge Pathnet a fee based upon the additional engineering hours required to do the reassessment. Major changes such as requesting additional space or adding additional equipment may require Pathnet to resubmit the application with an application fee.

                  6.3.1 BellSouth will establish a firm order date, per request, based upon the date BellSouth is in receipt of a Bona Fide Firm Order. BellSouth will acknowledge the receipt of Pathnet's Bona Fide Firm Order within five (5) business days of receipt indicating that the Bona Fide Firm Order has been received. A BellSouth response to a Bona Fide Firm Order will include a Firm Order Confirmation containing the firm order date.

                  6.3.2 BellSouth will permit one accompanied site visit to Pathnet's designated collocation arrangement location after receipt of the Bona Fide Firm Order without charge to Pathnet.

                  6.3.3 Space preparation for the Collocation Space will not begin until BellSouth receives the Bona Fide Firm Order and all applicable fees.

                  6.3.4 Pathnet must submit to BellSouth the completed Access Control Request Form (RF-2906-A) for all employees or agents requiring access to the BellSouth Central Office a minimum of 30 calendar days prior to the date Pathnet desires access to the Collocation Space.

            6.4 Construction and Provisioning Interval. BellSouth will negotiate construction and provisioning intervals per request on an individual case basis. Excluding the time interval required to secure the appropriate government licenses and permits, BellSouth will use best efforts to complete construction for collocation arrangements under ordinary conditions as soon as possible and within a maximum of 90 business days from receipt of a complete and accurate Bona Fide Firm Order. Ordinary conditions are defined as space available with only minor changes to support systems required, such as but not limited to, HVAC, cabling and the power plant(s). Excluding the time interval required to secure the appropriate government licenses and permits, BellSouth will use best efforts to complete construction of all other collocation space ("extraordinary conditions") within 130 business days of the receipt of a complete and accurate Bona Fide Firm Order. Extraordinary conditions are defined to include but are not limited to major BellSouth equipment rearrangement or addition; power plant addition or upgrade; major mechanical addition or upgrade; major upgrade for ADA compliance; environmental hazard or hazardous materials abatement.

                  6.4.1 Joint Planning Meeting. Unless otherwise agreed to by the Parties, a joint planning meeting or other method of joint planning between BellSouth and Pathnet will commence within a maximum of 15 business days from BellSouth's receipt of a Bona Fide Firm Order and the payment of agreed upon fees. At such meeting, the Parties will agree to the preliminary design of the Collocation Space and the equipment configuration requirements as reflected in the Application and affirmed in the Bona Fide Firm Order. The Collocation Space Completion time period will be provided to Pathnet during the joint planning meeting or as soon as possible thereafter. BellSouth will complete all design work following the joint planning meeting.

                  6.4.2 Permits. Each Party or its agents will diligently pursue filing for the permits required for the scope of work to be performed by that Party or its agents within 7 business days of the completion of finalized construction designs and specifications.

                  6.4.3 Acceptance Walk Through. Pathnet and BellSouth will complete an acceptance walk through of each Collocation Space requested from BellSouth by Pathnet. BellSouth will correct any deviations to Pathnet's original or jointly amended requirements within five (5) business days after the walk through, unless the Parties jointly agree upon a different time frame.

            6.5 Use of Certified Vendor. Pathnet shall select a vendor which has been approved as a BellSouth Certified Vendor to perform all engineering and installation work required in the Collocation Space. In some cases, Pathnet must select separate BellSouth Certified Vendors for transmission equipment, switching equipment and power equipment. BellSouth shall provide Pathnet with a list of Certified Vendors upon request. The Certified Vendor(s) shall be responsible for installing Pathnet's equipment and components, installing co-carrier cross connects, extending power cabling to the BellSouth power distribution frame, performing operational tests after installation is complete, and notifying BellSouth's equipment engineers and Pathnet upon successful completion of installation. The Certified Vendor shall bill Pathnet directly for all work performed for Pathnet pursuant to this Agreement and BellSouth shall have no liability for nor responsibility to pay such charges imposed by the Certified Vendor. BellSouth shall consider certifying Pathnet or any vendor proposed by Pathnet.

            6.6 Alarm and Monitoring. BellSouth shall place environmental alarms in the Central Office for the protection of BellSouth equipment and facilities. Pathnet shall be responsible for placement, monitoring and removal of environmental and equipment alarms used to service Pathnet's Collocation Space. Upon request, BellSouth will provide Pathnet with applicable tariffed service(s) to facilitate remote monitoring of collocated equipment by Pathnet. Both parties shall use best efforts to notify the other of any verified environmental hazard known to that party. The parties agree to utilize and adhere to the Environmental Hazard Guidelines identified as Exhibit B attached hereto.

            6.7 Basic Telephone Service. Upon request of Pathnet, BellSouth will provide basic telephone service to the Collocation Space under the rates, terms and conditions of the current tariff offering for the service requested.

            6.8 Space Preparation. BellSouth shall pro rate the costs of any renovation or upgrade to Central Office space or support mechanisms which is required to accommodate physical collocation. Pathnet's pro rated share will be calculated by multiplying such cost by a percentage equal to the amount of square footage occupied by Pathnet divided by the total Central Office square footage receiving renovation or upgrade. For this section, support mechanisms provided by BellSouth may include, but not be limited to heating/ventilation/air conditioning (HVAC) equipment, HVAC duct work, cable support structure, fire wall(s), mechanical upgrade, asbestos abatement, or ground plane addition. Such renovation or upgrade will be evaluated and the charges assessed on a per Central Office basis. BellSouth will reimburse Pathnetin an amount equal to Pathnet reasonable, demonstrative and mitigated expenditures incurred as a direct result of delays to the completion and turnover dates caused by BellSouth.

            6.9 Virtual Collocation Transition. BellSouth offers Virtual Collocation pursuant to the rates, terms and conditions set forth in its F.C.C. Tariff No. 1. For the interconnection to BellSouth's network and access to BellSouth unbundled network elements, Pathnet may purchase 2-wire and 4-wire Cross-Connects as set forth in Exhibit A, and Pathnet may place within its Virtual Collocation arrangements the telecommunications equipment set forth in Section 5.1. In the event physical collocation space was previously denied at a location due to technical reasons or space limitations, and that physical collocation space has subsequently become available, Pathnet may transition its virtual collocation arrangements to physical collocation arrangements and pay the appropriate non-recurring fees for physical collocation and for the rearrangement or reconfiguration of services terminated in the virtual collocation arrangement. In the event that BellSouth knows when additional space for physical collocation may become available at the location requested by Pathnet, such information will be provided to Pathnet in BellSouth's written denial of physical collocation. To the extent that (i) physical collocation space becomes available to Pathnet within 180 days of BellSouth's written denial of Pathnet's request for physical collocation, and
(ii) Pathnet was not informed in the written denial that physical collocation space would become available within such 180 days, then Pathnet may transition its virtual collocation arrangement to a physical collocation arrangement and will receive a credit for any nonrecurring charges previously paid for such virtual collocation credit for any Pathnet must arrange with a BellSouth certified vendor for the relocation of equipment from its virtual collocation space to its physical collocation space and will bear the cost of such relocation.

            6.10 Cancellation. If, at anytime, Pathnet cancels its order for the Collocation Space(s), Pathnet will reimburse BellSouth for any expenses incurred up to the date that written notice of the cancellation is received. In no event will the level of reimbursement under this paragraph exceed the maximum amount Pathnet would have otherwise paid for work undertaken by BellSouth if no cancellation of the order had occurred.

            6.11 Licenses. Pathnet, at its own expense, will be solely responsible for obtaining from governmental authorities, and any other appropriate agency, entity, or person, all rights, privileges, and licenses necessary or required to operate as a provider of telecommunications services to the public or to occupy the Collocation Space.


7.          RATES AND CHARGES

            7.1 Non-recurring Fees. In addition to the Application Fee referenced in Section 6, preceding, Pathnet shall remit payment of a Cable Installation Fee and one-half (1/2) of the estimated Space Preparation Fee, as applicable, coincident with submission of a Bona Fide Firm Order. The outstanding balance of the actual Space Preparation Fee shall be due thirty (30) calendar days following Pathnet's receipt of a bill or invoice from BellSouth. Once the installation of the initial equipment arrangement is complete, a subsequent application fee may apply (as described in Subsection 7.4, when Pathnet requests a modification to the arrangement.

            7.2 Documentation. BellSouth shall provide documentation to establish the actual Space Preparation Fee. The Space Preparation Fee will be pro rated as prescribed in Section 6, preceding.

            7.3 Cable Installation. Cable Installation Fee(s) are assessed per entrance fiber placed.

            7.4 Floor Space. The floor space charge includes reasonable charges for lighting, heat, air conditioning, ventilation and other allocated expenses associated with maintenance of the Central Office but does not include amperage necessary to power Pathnet's equipment. When the Collocation Space is enclosed, Pathnet shall pay floor space charges based upon the number of square feet so enclosed. When the Collocation Space is not enclosed, Pathnet shall pay floor space charges based upon the following floor space calculation: [(depth of the equipment lineup in which the rack is placed) + (0.5 x maintenance aisle depth) + (0.5 x wiring aisle depth)] X (width of rack and spacers). For purposes of this calculation, the depth of the equipment lineup shall consider the footprint of equipment racks plus any equipment overhang. BellSouth will assign unenclosed Collocation Space in conventional equipment rack lineups where feasible. In the event Pathnet's collocated equipment requires special cable racking, isolated grounding or other treatment which prevents placement within conventional equipment rack lineups, Pathnet shall be required to request an amount of floor space sufficient to accommodate the total equipment arrangement. Floor space charges are due beginning with the date on which BellSouth releases the Collocation Space for occupancy or on the date Pathnet first occupies the Collocation Space, whichever is sooner.

            7.5 Power. BellSouth shall make power, including back-up power, available to Pathnet on a level and manner that is at least at parity to the level and manner which BellSouth provides itself, its subsidiaries, affiliates, or any other CLEC. BellSouth shall supply -48 Volt (-48V) DC power for Pathnet's Collocation Space within the central office premises and shall make available AC power at Pathnet's option for Adjacent Arrangement collocation.

                  7.5.1 Charges for -48V DC power will be assessed per ampere per month based upon the certified vendor engineered and installed power feed fused ampere capacity. Rates include redundant feeder fuse positions (A&B) and cable rack to Pathnet's equipment or space enclosure. When obtaining power from a BellSouth Battery Distribution Fuse Bay, fuses and power cables (A&B) must be engineered (sized), furnished and installed by Pathnet's certified vendor. When obtaining power from a BellSouth Power Board, power cables (A&B) must be engineered (sized), furnished and installed by Pathnet's certified power vendor. Pathnet's certified vendor must also provide a copy of the engineering power specification prior to the Commencement Date. In the event BellSouth shall be required to construct additional DC power plant or upgrade the existing DC power plant in a Central Office as a result of Pathnet's request to collocate in that Central Office ("Power Plant Construction"), Pathnet shall pay its pro-rata share of costs associated with the Power Plant Construction. The determination of whether Power Plant Construction is necessary shall be within BellSouth's sole, but reasonable, discretion. BellSouth shall comply with all BellCore (Telcordia) and ANSI Standards regarding power cabling, including BellCore (Telcordia) Network Equipment Building System (NEBS) StandardGR-63-CORE. BellSouth will notify Pathnet of the need for the Power Plant Construction and will estimate the costs associated with the Power Plant Construction if BellSouth were to perform the Power Plant Construction. The costs of power plant construction shall be pro-rated and shared among all who benefit from that construction. Pathnet shall pay BellSouth one-half of its prorata share of the estimated Power Plant Construction costs prior to commencement of the work. Pathnet shall pay BellSouth the balance due (actual cost less one-half of the estimated cost) within thirty (30) days of completion of the Power Plant Construction. Pathnet has the option to perform the Power Plant Construction itself; provided, however, that such work shall be performed by a BellSouth certified contractor and such contractor shall comply with BellSouth's guidelines and specifications. Where the Power Plant Construction results in construction of a new power plant room, upon termination of this Agreement Pathnet shall have the right to remove its equipment from the power plant room, but shall otherwise leave the room intact. Where the Power Plant Construction results in an upgrade to BellSouth's existing power plant, upon termination of this Agreement, such upgrades shall become the property of BellSouth.

                  7.5.2 Charges for AC power will be assessed per breaker ampere per month based upon the certified vendor engineered and installed power feed fused ampere capacity. Rates include the provision of commercial and standby AC power. When obtaining power from a BellSouth Distribution Fuse Bay, Power Board or Service Panel, fuses and power cables must be engineered (sized), furnished and installed by Pathnet's certified vendor. Pathnet's certified vendor must also provide a copy of the engineering power specification prior to the Commencement Date. Charges for AC power shall be assessed pursuant to the rates specified in Exhibit A. AC power voltage and phase ratings shall be determined on a per location basis.

            7.6 Security Escort. A security escort will be required whenever Pathnet or its approved agent desires access to the entrance manhole or must have access to the Central Office Premises after the one accompanied site visit allowed pursuant to subsection 6.2.2 prior to completing BellSouth's Security Training requirements and/or prior to Space Acceptance. Rates for a security escort are assessed in one-half (1/2) hour increments according to the schedule appended hereto as Exhibit A.

            7.7 Rate "True-Up." The Parties agree that the prices reflected as interim herein shall be "trued-up" (up or down) based on final prices either determined by further agreement or by final order, including any appeals, in a proceeding involving BellSouth before the regulatory authority for the state in which the services are being performed or any other body having jurisdiction over this agreement (hereinafter "Commission"). Under the "true-up" process, the interim price for each service shall be multiplied by the volume of that service purchased to arrive at the total interim amount paid for that service ("Total Interim Price"). The final price for that service shall be multiplied by the volume purchased to arrive at the total final amount due ("Total Final Price"). The Total Interim Price shall be compared with the Total Final Price. If the Total Final Price is more than the Total Interim Price, Pathnet shall pay the difference to BellSouth. If the Total Final Price is less than the Total Interim Price, BellSouth shall pay the difference to Pathnet. Each party shall keep its own records upon which a "true-up" can be based and any final payment from one party to the other shall be in an amount agreed upon by the Parties based on such records. In the event of any disagreement as between the records or the Parties regarding the amount of such "true-up," the Parties agree that the Commission shall be called upon to resolve such differences.

            7.8 Other. If no rate is identified in the contract, the rate for the specific service or function will be negotiated by the parties upon request by either party. Payment of all other charges under this Agreement shall be due thirty (30) days after receipt of the bill (payment due date). Pathnet will pay a late payment charge of one and one-half percent (1-1/2%) assessed monthly on any balance which remains unpaid after the payment due date.


8.          INSURANCE

            8.1 Pathnet shall, at its sole cost and expense, procure, maintain, and keep in force insurance as specified in this Article VI and underwritten by insurance companies licensed to do business in the states applicable under this Agreement and having a BEST Insurance Rating of B ++ X (B ++ ten).

            8.2   Pathnet shall maintain the following specific coverage:

                  8.2.1 Commercial General Liability coverage in the amount of ten million dollars ($10,000,000.00) or a combination of Commercial General Liability and Excess/Umbrella coverage totaling not less than ten million dollars ($10,000,000.00). BellSouth shall be named as an ADDITIONAL INSURED on ALL applicable policies as specified herein.

                  8.2.2 Statutory Workers Compensation coverage and Employers Liability coverage in the amount of one hundred thousand dollars ($100,000.00) each accident, one hundred thousand dollars ($100,000.00) each employee by disease, and five hundred thousand dollars ($500,000.00) policy limit by disease.

                  8.2.3 Pathnet may elect to purchase business interruption and contingent business interruption insurance, having been advised that BellSouth assumes no liability for loss of profit or revenues should an interruption of service occur.

            8.3 The limits set forth in Subsection 6.2 above may be increased by BellSouth from time to time during the term of this Agreement upon thirty
(30) days notice to Pathnet to at least such minimum limits as shall then be customary with respect to comparable occupancy of BellSouth structures.

            8.4 All policies purchased by Pathnet shall be deemed to be primary and not contributing to or in excess of any similar coverage purchased by BellSouth. All insurance must be in effect on or before the date equipment is delivered to BellSouth's Central Office and shall remain in effect for the term of this Agreement or until all Pathnet's property has been removed from BellSouth's Central Office, whichever period is longer. If Pathnet fails to maintain required coverage, BellSouth may pay the premiums thereon and seek reimbursement of same from Pathnet.

            8.5 Pathnet shall submit certificates of insurance reflecting the coverage required pursuant to this Section a minimum of ten (10) days prior to the commencement of any work in the Collocation Space. Failure to meet this interval may result in construction and equipment installation delays. Pathnet shall arrange for BellSouth to receive thirty (30) days advance notice of cancellation from Pathnet's insurance company. Pathnet shall forward a certificate of insurance and notice of cancellation to BellSouth at the following address:

                  BellSouth Telecommunications, Inc.
                  Attn.:  Risk Management Coordinator
                  600 N. 19th Street, 18B3
                  Birmingham, Alabama  35203

            8.6 Pathnet must conform to recommendations made by BellSouth's fire insurance company to the extent BellSouth has agreed to, or shall hereafter agree to, such recommendations.

            8.7 Failure to comply with the provisions of this Section will be deemed a material breach of this Agreement.


9.          MECHANICS LIENS

            9.1 If any mechanics lien or other liens shall be filed against property of either party (BellSouth or Pathnet), or any improvement thereon by reason of or arising out of any labor or materials furnished or alleged to have been furnished or to be furnished to or for the other party or by reason of any changes, or additions to said property made at the request or under the direction of the other party, the other party directing or requesting those changes shall, within thirty (30) days after receipt of written notice from the party against whose property said lien has been filed, either pay such lien or cause the same to be bonded off the affected property in the manner provided by law. The party causing said lien to be placed against the property of the other shall also defend, at its sole cost and expense, on behalf of the other, any action, suit or proceeding which may be brought for the enforcement of such liens and shall pay any damage and discharge any judgment entered thereon.


10.         INSPECTIONS

            10.1 BellSouth shall conduct an inspection of Pathnet's equipment and facilities in the Collocation Space(s) prior to the activation of facilities between Pathnet's equipment and equipment of BellSouth. BellSouth may conduct an inspection if Pathnet adds equipment and may otherwise conduct routine inspections at reasonable intervals mutually agreed upon by the Parties. BellSouth shall provide Pathnet with a minimum of forty-eight (48) hours or two
(2) business days, whichever is greater, advance notice of all such inspections. All costs of such inspection shall be borne by BellSouth.


11.         SECURITY AND SAFETY REQUIREMENTS

            11.1 Only BellSouth employees, BellSouth certified vendors and authorized employees, authorized Guests, pursuant to Section 3.3, preceding, or authorized agents of Pathnet will be permitted in the BellSouth Central Office. Pathnet shall provide its employees and agents with picture identification which must be worn and visible at all times while in the Collocation Space or other areas in or around the Central Office. The photo Identification card shall bear, at a minimum, the employee's name and photo, and the Pathnet name. BellSouth reserves the right to remove from its premises any employee of Pathnet not possessing identification issued by Pathnet. Pathnet shall hold BellSouth harmless for any damages resulting from such removal of its personnel from BellSouth premises. Pathnet shall be solely responsible for ensuring that any Guest of Pathnet is in compliance with all subsections of this Section 11.

                  11.1.1 Pathnet will be required, at its own expense, to conduct a statewide investigation of criminal history records for each Pathnet employee being considered for work on the BellSouth Central Office, for the states/counties where the Pathnet employee has worked and lived for the past five years. Where state law does not permit statewide collection or reporting, an investigation of the applicable counties is acceptable.

                  11.1.2 Pathnet will be required to administer to their personnel assigned to the BellSouth Central Office security training either provided by BellSouth, or meeting criteria defined by BellSouth. BellSouth will provide Pathnet with such security training documentation upon execution of this Agreement.

                  11.1.3 Pathnet shall not assign to the BellSouth Central Office any personnel with records of felony criminal convictions. Pathnet shall not assign to the BellSouth Central Office any personnel with records of misdemeanor convictions, without advising BellSouth of the nature and gravity of the offense(s). BellSouth reserves the right to refuse building access to any Pathnet personnel who have been identified to have misdemeanor criminal convictions.

                  11.1.4 For each Pathnet employee requiring access to a BellSouth Central Office pursuant to this agreement, Pathnet shall furnish BellSouth, prior to an employee gaining such access, a notarized affidavit certifying that the aforementioned background check and security training were completed. The affidavit will contain a statement certifying no felony convictions were found and certifying that the security training was completed by the employee. If the employee's criminal history includes misdemeanor convictions, Pathnet will disclose the nature of the convictions to BellSouth at that time.

                  11.1.5 At BellSouth's request, Pathnet shall promptly remove from the BellSouth's premises any employee of Pathnet BellSouth does not wish to grant access to its premises pursuant to any investigation conducted by BellSouth.

            11.2 Notification to BellSouth. BST reserves the right to interview Pathnet's employees, agents, or contractors. Pathnet and its contractors shall cooperate fully with BellSouth's investigation into allegations of wrongdoing or criminal conduct committed by or involving Pathnet's employees, agents, or contractors. Additionally, BellSouth reserves the right to bill Pathnet for all costs associated with investigations involving its employees, agents, or contractors if it can be reasonably established that Pathnet's employees, agents, or contractors are responsible for the alleged act. BellSouth shall bill Pathnet for BellSouth property which is stolen or damaged where an investigation determines the culpability of Pathnet's employees, agents, or contractors. Pathnet shall notify BellSouth in writing immediately in the event that the CLEC discovers one of its employees already working on the BellSouth premises is a possible security risk. BellSouth reserves the right to permanently remove from its premises any employee of Pathnet identified as posing a security risk to BellSouth or any other CLEC, or having violated BellSouth policies set forth in the BellSouth CLEC Security Training. Pathnet shall hold BellSouth harmless for any damages resulting from such removal of its personnel from BellSouth premises.

            11.3 Use of BellSouth Supplies by Pathnet Employees. Use of any BellSouth supplies by a Pathnet employee, whether or not used routinely to provide telephone service (e.g. plug-in cards,) will be considered theft and will be handled accordingly. Costs associated with such unauthorized use of BellSouth property may be charged to Pathnet as may be all associated investigative costs. At BellSouth's request, Pathnet shall promptly and permanently remove from BellSouth's Central Office any employee of Pathnet found to be in violation of this rule.

            11.4 Use of Official Lines by Pathnet Employees. Except for local calls necessary in the performance of their work, Pathnet employees shall not use the telephones on BellSouth

Central Office. Charges for unauthorized telephone calls made by a Pathnet's employees may be charged to Pathnet as may be all associated investigative costs. At BellSouth's request, Pathnet shall promptly and permanently remove from BellSouth's premises any employee of Pathnet found to be in violation of this rule.

            11.5 Accountability. Full compliance with the Security requirements of this section shall in no way limit the accountability of any CLEC for the improper actions of its employees.


12.         DESTRUCTION OF COLLOCATION SPACE

            12.1 In the event a Collocation Space is wholly or partially damaged by fire, windstorm, tornado, flood or by similar causes to such an extent as to be rendered wholly unsuitable for Pathnet's permitted use hereunder, then either party may elect within ten (10) days after such damage, to terminate this Agreement, and if either party shall so elect, by giving the other written notice of termination, both parties shall stand released of and from further liability under the terms hereof. If the Collocation Space shall suffer only minor damage and shall not be rendered wholly unsuitable for Pathnet's permitted use, or is damaged and the option to terminate is not exercised by either party, BellSouth covenants and agrees to proceed promptly without expense to Pathnet, except for improvements not the property of BellSouth, to repair the damage. BellSouth shall have a reasonable time within which to rebuild or make any repairs, and such rebuilding and repairing shall be subject to delays caused by storms, shortages of labor and materials, government regulations, strikes, walkouts, and causes beyond the control of BellSouth, which causes shall not be construed as limiting factors, but as exemplary only. Pathnet may, at its own expense, accelerate the rebuild of its collocated space and equipment provided however that a certified vendor is used and the necessary space preparation has been completed. Rebuild of equipment must be performed by a BellSouth Certified Vendor. If Pathnet's acceleration of the project increases the cost of the project, then those additional charges will be incurred by Pathnet. Where allowed and where practical, Pathnet may erect a temporary facility while BellSouth rebuilds or makes repairs. In all cases where the Collocation Space shall be rebuilt or repaired, Pathnet shall be entitled to an equitable abatement of rent and other charges, depending upon the unsuitability of the Collocation Space for Pathnet's permitted use, until such Collocation Space is fully repaired and restored and Pathnet's equipment installed therein (but in no event later than thirty (30) days after the Collocation Space is fully repaired and restored). Where Pathnet has placed an Adjacent Arrangement pursuant to section 3.4, Pathnet shall have the sole responsibility to repair or replace said Adjacent Arrangement provided herein. Pursuant to this section, BellSouth will restore the associated services to the Adjacent Arrangement.


13.         EMINENT DOMAIN

            13.1 If the whole of a Collocation Space or Adjacent Arrangement shall be taken by any public authority under the power of eminent domain, then this Agreement shall terminate as of the day possession shall be taken by such public authority and rent and other charges for the Collocation Space or Adjacent Arrangement shall be paid up to that day with proportionate refund by BellSouth of such rent and charges as may have been paid in advance for a period subsequent to the date of the taking. If any part of the Collocation Space or Adjacent Arrangement shall be taken under eminent domain, BellSouth and Pathnet shall each have the



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right to terminate this Agreement and declare the same null and void, by written notice of such intention to the other party within ten (10) days after such taking.


14.         NONEXCLUSIVITY

            12.1 Pathnet understands that this Agreement is not exclusive and that BellSouth may enter into similar agreements with other parties. Assignment of space pursuant to all such agreements shall be determined by space availability and made on a first come, first served basis.


15.         NOTICES

            15.1 Except as otherwise provided herein, any notices or demands that are required by law or under the terms of this Agreement shall be given or made by Pathnet or BellSouth in writing and shall be given by hand delivery, or by certified or registered mail, and addressed to the parties as follows:

            To BellSouth:                           To Pathnet:

            600 N. 19th Str                         1015 31st Street, N.W.

            9th Floor                               Suite 500

            Birmingham, AL  35240                   Washington, D.C. 20007

            ATTN:  CLEC Account Team                ATTN: Al Baird


            15.2 Such notices shall be deemed to have been given in the case of certified or registered mail when deposited in the United States mail with postage prepaid.


16.         INDEMNITY / LIMITATION OF LIABILITY

            16.1 Pathnet shall be liable for any damage to property, equipment or facilities or injury to person caused by the activities of Pathnet, its agents or employees pursuant to, or in furtherance of, rights granted under this Agreement. Pathnet shall indemnify and hold BellSouth harmless from and against any judgments, fees, costs or other expenses resulting or claimed to result from such activities by Pathnet, its agents or employees. Likewise, BellSouth shall be liable for any damage to property, equipment or facilities or injury to person caused by the activites of BellSouth, its agents or employees pursuant to, or in furtherance of, providing the Collocation Space(s) under this Agreement. BellSouth shall indemnify and hold PathNet harmless from and against any judgments, fees, costs or other expenses resulting or claimed to result from such activities by BellSouth, its agents or employees.

            16.2 BellSouth shall not be liable to Pathnet for any interruption of Pathnet's service or for interference with the operation of Pathnet's communications facilities, or for any special,



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

indirect, incidental or consequential damages arising in any manner, including BellSouth's negligence, out of the use of the Collocation Space(s) and Pathnet shall indemnify, defend and hold BellSouth harmless from and against any and all claims, demands, causes of action, costs and reasonable attorneys' fees with respect to such special, indirect, incidental or consequential damages.

            16.3 BellSouth assumes no responsibility, and shall not be liable to Pathnet for, any damage to the property, equipment or facilities of Pathnet or for injury to any person caused by the activities of another Interconnector, its agents or employees.


17.         PUBLICITY

            17.1 Pathnet agrees to submit to BellSouth all advertising, sales promotion, press releases, and other publicity matters relating to this Agreement or mentioning or implying the tradenames, logos, trademarks or service marks (hereinafter "Marks") of BellSouth Corporation and/or any of its affiliated companies or language from which the connection of said Marks therewith may be inferred or implied, or mentioning or implying the names of any personnel of BellSouth Corporation and/or any of its affiliated companies, and Pathnet further agrees not to publish or use such advertising, sales promotions, press releases, or publicity matters without BellSouth's prior written consent.

18.         FORCE MAJEURE

            18.1 Neither party shall be in default by reason of any failure in performance of this Agreement, in accordance with its terms and conditions, if such failure arises out of causes beyond the control of the nonperforming party including, but not restricted to, acts of God, acts of government, insurrections, fires, floods, accidents, epidemics, quarantines, restrictions, strikes, freight embargoes, inability to secure raw materials or transportation facilities, acts or omissions of carriers or any and all other causes beyond the party's control.

19.         YEAR 2000 COMPLIANCE

            19.1 Each party warrants that it has implemented a program the goal of which is to ensure that all collocated equipment, software, hardware and related materials (collectively called "Systems") delivered, connected with BellSouth or supplied in the furtherance of the terms and conditions specified in this Agreement: (i) will record, store, process and display calendar dates falling on or after January 1, 2000, in the same manner, and with the same functionality as such software records, stores, processes and calendar dates falling on or before December 31, 1999; and (ii) shall include without limitation date data century recognition, calculations that accommodate same century and multicentury formulas and date values, and date data interface values that reflect the century.


20.         ASSIGNMENT

            20.1 Pathnet acknowledges that this Agreement does not convey any right, title or interest in the Central Office to Pathnet. This Agreement is not assignable by either party without the prior written consent of the other party, and any attempt to assign any of the rights,



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

duties or obligations of this Agreement without such consent is void. Notwithstanding the foregoing, either party may assign any rights, duties or obligations of this Agreement to a parent, subsidiary or affiliate without the consent of the other party.


21.         NO IMPLIED WAIVER

            21.1 No consent or waiver by either party to or of any breach of any covenant, term, condition, provision or duty of the other party under this Agreement shall be construed as a consent to or waiver of any other breach of the same or any other covenant, term, condition, provision or duty. No such consent or waiver shall be valid unless in writing and signed by the party granting such consent or waiver.


22.         RESOLUTION OF DISPUTES

            22.1 Except as otherwise stated in this Agreement, the Parties agree that if any dispute arises as to the interpretation of any provision of this Agreement or as to the proper implementation of this Agreement, the parties will petition the Commission in the state where the services are provided pursuant to this Agreement for a resolution of the dispute. However, each party reserves any rights it may have to seek judicial review of any ruling made by the Public Service Commission concerning this Agreement.


23.         SECTION HEADINGS

            23.1 The section headings used herein are for convenience only, and shall not be deemed to constitute integral provisions of this Agreement.


24.         AUTHORITY

            24.1 Each of the parties hereto warrants to the other that the person or persons executing this Agreement on behalf of such party has the full right, power and authority to enter into and execute this Agreement on such party's behalf and that no consent from any other person or entity is required as a condition precedent to the legal effect of this Agreement.


25.         REVIEW OF AGREEMENT

            25.1 The parties acknowledge that each has had an opportunity to review and negotiate this Agreement and has executed this Agreement only after such review and negotiation. The Parties further agree that this Agreement shall be deemed to have been drafted by both BellSouth and Pathnet and the terms and conditions contained herein shall not be construed any more strictly against one party or the other.


26.         FILING OF AGREEMENT



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

            26.1 Upon execution of this Agreement it shall be filed with the appropriate state regulatory agency pursuant to the requirements of section 252 of the Act. If the regulatory agency imposes any filing or public interest notice fees regarding the filing or approval of the Agreement, said costs shall be borne by Pathnet.


27.         ENTIRE AGREEMENT

            27.1 This Agreement contains the full understanding of the Parties (superseding all prior or contemporaneous correspondence between the Parties) and shall constitute the entire agreement between BellSouth and Pathnet and may not be modified or amended other than by a written instrument signed by both parties. If any conflict arises between the terms and conditions contained in this Agreement and those contained in a filed tariff, the terms and conditions of this Agreement shall control.


IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives in one or more counterparts, each of which shall constitute an original, on the day and year first above written.

BELLSOUTH TELECOMMUNICATIONS,                   (Pathnet's Full Company Name)
INC.

/s/ JERRY HENDRIX                               /s/ MICHAEAL A. LUBIN
----------------------------------              -------------------------------
Authorized Signature                            Authorized Signature

  Jerry Hendrix                                   Michael Lubin
----------------------------------              -------------------------------
Print or Type Name                              Print or Type Name

  Senior Director                                 V.P. and General Counsel
----------------------------------              -------------------------------
Title                                           Title

  7/29/99                                         7/26/99
----------------------------------              -------------------------------
Date                                            Date





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